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                                                                    Exhibit 5(a)


            [Letterhead of Ehrenreich Eilenberg Krause & Zivian LLP]






                                                              June 3, 1999





United Rentals (North America), Inc.
Four Greenwich Office Park
Greenwich, Connecticut 06830

Ladies and Gentlemen:

         We have acted as counsel for United Rentals (North America), Inc. (the "Company") in connection with the registration statement on Form S-4, as amended, (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission (the "Commission") relating to the proposed offer (the "Exchange Offer") by the Company to exchange $250,000,000 aggregate principal amount of 9% Senior Subordinated Notes due 2009, Series B (the "Exchange Notes") of the Company for a like amount of outstanding 9% Senior Subordinated Notes due 2009, Series A (the "Original Notes"). The Exchange Notes will be issued pursuant to the Indenture (the "Indenture") dated March 23, 1999 among the Company, certain subsidiaries of the Company, as guarantors (the "Guarantors"), and The Bank of New York as trustee (the "Trustee"). All capitalized terms not otherwise defined herein have the same meanings given to such terms in the Registration Statement.

         In connection with the foregoing, we have examined, among other things,
(i) the Registration Statement, (ii) the Indenture, (iii) the form of Exchange Notes to be issued pursuant to the Indenture and (iv) originals, photocopies or conformed copies of all such corporate records, agreements, instruments and documents of the Company, certificates of public officials and other certificates and

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opinions, and have made such other investigations as we have deemed necessary for the purpose of rendering the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as photocopies or conformed copies, and the authenticity of the originals of such latter documents. We have relied, to the extent we deem such reliance proper, upon representations, statements or certificates of public officials and officers and representatives of the Company.

         We are opining herein as to the effect on the subject transaction only of the internal laws of the state of New York and the Delaware General Corporation Law, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within the state.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Exchange Notes have been duly authorized by the Company and, when issued and delivered in exchange for the Original Notes in the manner set forth in the Registration Statement and executed and authenticated in accordance with the terms and conditions of the Indenture will constitute legal, valid and binding obligations of the Company.

         2. The guarantees comtemplated by the Indenture, when executed in accordance with the terms of the Indenture and upon due execution, authentication and delivery of the Exchange Notes by or on behalf of the Company, will be legally valid and binding obligations of the respective Guarantors, enforceable against the Guarantors in accordance with their terms.

         The opinions rendered in paragraphs 1 and 2 are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect on the Company and the Guarantors of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion concerning the enforceability of any waiver of rights or defenses contained in the Indenture.

         To the extent that the obligations of the Company and the Guarantors under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in

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accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus that forms a part thereof.


                                    Very truly yours,


                                    /s/ Ehrenreich Eilenberg Krause & Zivian LLP